EXHIBIT 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES COMPLETION OF
ROLLOVER FROM 2006 AUTHORIZATION AND COMMENCES 2007
AUTHORIZATION UNDER RULE 10b5-1 STOCK REPURCHASE PROGRAM
East Lansing, Mich. (April 12, 2007) American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company has completed the $6.4 million rollover amount that was originally allocated to the 2006 stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934 . In October 2006, the Board authorized the rollover of any unused funds at December 31, 2006 that were allocated to the 2006 10b5-1 plan. The Company has commenced its 2007 stock repurchase authorization totaling $32 million under its Rule 10b5-1 plan approved by its Board of Directors in October 2006.
Depending on market conditions, the Company may also conduct discretionary stock repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary stock repurchases will be made under the existing November 2, 2005 authorization, which had approximately 70,000 common shares remaining as of March 31, 2007.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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